Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to the Eaton Personal Investment Plan of our report dated June 16, 2022, with respect to the financial statements of the Eaton Personal Investment Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2021 and 2020.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio
June 16, 2022